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                                                                    Exhibit 99.8

                       AMENDMENT TO EMPLOYMENT AGREEMENT


AMENDMENT, dated as of January 16, 2001, to the Employment Agreement (the "AGREEMENT"), dated as of October 29, 2000, by and between PRIMEDIA, Inc., About.com, Inc. and Scott Kurnit:

      1. Section 4 of the Agreement is hereby amended to read in its entirety as follows:

            "4.   BONUS

                  a. SIGN-ON BONUS. As soon as practicable following the Commencement Date, the Executive shall receive a Sign-On Bonus equal to $36,483.

                  b. ANNUAL BONUS. With respect to each calendar year during the
            Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") in such amount, as determined in the sole discretion of the CEO based upon the achievement of performance goals established by the CEO within the first three months of each calendar year during the Employment Term, provided that the minimum bonus for any calendar year during the Term shall be $1,650,000 (the "Minimum Bonus"). Any bonus shall be prorated for any partial calendar year based on the number of days in such calendar year in which Executive performed services divided by 365. Such Annual Bonus shall be paid no later than March 31 of the year following the end of the measuring calendar year."

      2. Section 5(b) of the Agreement is hereby amended to read in its entirety as follows:

            "b. RESTRICTED SHARES. As of the Commencement Date, Executive shall be granted 2,211,100 shares of restricted stock of the Parent (the "Restricted Shares") pursuant to the Plan. The Restricted Shares shall vest, subject to Executive's continued employment with the Company or an affiliate, with respect to twenty-five percent (25%) of the Restricted Shares on the first anniversary of the Commencement Date and with respect to an additional twenty-five percent (25%) of the Restricted Shares on each anniversary thereafter, so that the Restricted Shares would become fully vested on the fourth anniversary of the Commencement Date."

      3. Section 8(b)(iv)(C) of the Agreement is hereby amended to read in its entirety as follows:

            "(C) All Options and Restricted Shares not yet vested shall be fully vested."

      4. Section 8(c)(ii)(C) of the Agreement is hereby amended to read in its entirety as follows:

            "(C) One-half of all Options and one-half of all Restricted Shares not yet vested shall be fully vested,"

      5. Section 9(c)(i)(C) of the Agreement is hereby amended to read in its entirety as follows:

            "(C) all Options and Restricted Shares not vested shall become fully vested."

      6. As amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties hereto have here unto set in their hands and seal as of the day and year first above written.

                                    PRIMEDIA, Inc.



                                    By     /s/ BEVERLY CHELL
                                       ---------------------------------
                                    Title  Vice Chairman


                                    About.com, Inc.



                                    By     /s/ SCOTT KURNIT
                                       ---------------------------------
                                    Title  Chairman and Chief Executive
                                           Officer


                                    /s/ SCOTT KURNIT
                                    ------------------------------
                                        Scott Kurnit